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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549



                                   FORM 8-K


               Current Report Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934


Date of Report: October 1, 2000

                                Urologix, Inc.
                                --------------
            (Exact name of registrant as specified in its charter)


                Minnesota             0-28414          41-1697237
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               (State or Other      (Commission        (I.R.S.  Employer
                Jurisdiction        File Number)       Identification No.)
               of Incorporation)


               14405 21/st/ Avenue North, Minneapolis, MN 55447
                   (Address of principal executive offices)


      Registrant's telephone number, including area code: (763) 475-1400
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Items 1, 3, 4, 5,  6 and 8 are not applicable and therefore omitted.

Item 2. Acquisition or Disposition of Assets

        On October 1, 2000, Urologix entered into and closed an Asset Purchase Agreement with EDAP TMS S.A., a French corporation ("EDAP"), Technomed Medical Systems S.A., a French corporation ("French Subsidiary") and EDAP Technomed Inc., a Delaware corporation ("U.S. Subsidiary") (collectively "Sellers"). Under the terms of the Asset Purchase Agreement, Urologix acquired Sellers' Transurethral Microwave Thermotherapy (TUMT(R)) product line, related patents and technologies (the "Acquired Assets").

        The Acquired Assets included equipment used in the Sellers' TUMT business, raw materials, spare parts and a portion of the inventory of finished products, U.S. third party accounts and notes receivables (with some exceptions), books and records, sales and promotional literature, designated assumed customer and supply contracts, patents, trademarks and other intellectual property, product approvals, clearances and permits, computer software and firmware used in the TUMT business and all goodwill of Sellers with respect to the TUMT business. The Acquired Assets excluded, among other things, cash, certain inventories and contracts, and real property. Urologix currently intends to continue to use the Acquired Assets for the research, development, marketing and sale of the Prostatron products in conjunction with the Urologix Targis (TM) product line.

        Under the Asset Purchase Agreement and related documents, Urologix paid total consideration of $7,988,000 in cash, issued 1,365,000 shares of Urologix common stock and a five-year warrant to purchase 327,466 shares of Urologix common stock at a price of $7.725 per share. Urologix agreed to assume approximately $1.5 million in lease obligations related to equipment located at customer sites and issued a promissory note to pay Sellers $575,000 on December 30, 2003. Of the total amount paid to Sellers, $2,250,000 in cash and 97,097 shares of Urologix common stock were placed into an escrow account to secure indemnification obligations and compliance by Sellers of certain of the representations, warranties and undertakings. Urologix and Sellers have entered into a separate Registration Rights Agreement under which Urologix granted Sellers certain demand and piggyback rights to have its shares included in future registration statements filed by Urologix with the Securities and Exchange Commission beginning one year from the closing of the transaction. After issuance of the shares to Sellers, Urologix has 13,016,362 shares of common stock issued and outstanding.

        The terms of the acquisition were the result of arms-length negotiation between the parties and the acquisition will be accounted for as a purchase.

        Under the Asset Purchase Agreement, Urologix agreed to nominate and solicit proxies of the Urologix shareholders for the election of one candidate submitted by Sellers as a member of the Board of Directors of Urologix so long as Sellers own at least eight percent (8%) of the total number of then
outstanding shares of Urologix.   On October 1, 2000, the Urologix Board of
Directors elected Eric Simon, the Chief Executive Officer of EDAP, as a director and is

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nominating Mr. Simon at the 2000 Annual Meeting of Shareholders of Urologix for
election to the Board of Directors for a three-year term.

       In connection with the transactions, Urologix and Sellers also entered into a Supply Agreement under which Sellers agreed to manufacture and supply the Prostatron Control Module to Urologix for a period of up to three years. In addition, Sellers will provide manufacturing information and transition services to assist Urologix in understanding the manufacturing and operation of the Prostatron Control Module.

       Urologix and Sellers also entered into a Transition and Technology Transfer Agreement (the "Transition Agreement") under which Sellers agreed to provide manufacturing information and transition services to enable Urologix to commence the manufacture of Prostaprobes. Sellers will continue to manufacture and supply the Prostaprobes to Urologix until the transfer is complete. In connection with the execution of the Supply Agreement and the Transition Agreement, Urologix made an advance payment to French Subsidiary of $1,148,000 for future deliveries of Prostatron Control Modules and Prostaprobes. This amount is included in the $7,988,000 total consideration described above.

       Urologix and EDAP Technomed Co. Ltd., a Japanese Corporation ("EDAP Japan") also entered into an agreement under which EDAP Japan will distribute the former EDAP product line in Japan for an initial term of fifteen months. EDAP Japan is subject to an obligation to purchase a minimum number of products during the initial term. This obligation is guaranteed by EDAP.

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Item 7.  Financial Statements and Exhibits.
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(a)  Financial Statements of Businesses Acquired.

It is impracticable to provide the required financial statements at this time. Pursuant to paragraph (a)(4) of Item 7 of Form 8-K, these financial statements will be filed on or before December 15, 2000.

(b)  Pro Forma Financial Information.

It is impracticable to provide pro forma financial information at this time. Pursuant to paragraph (b)(2) of Item 7 of Form 8-K, this information will be filed on or before December 15, 2000.

(c)  Exhibits.

     10.1 Asset Purchase Agreement dated as of October 1, 2000 among EDAP TMS S.A., a French corporation ("EDAP"), Technomed Medical Systems S.A., a French corporation ("Technomed"), EDAP Technomed Inc., a Delaware corporation ("EDAP U.S) and Urologix, Inc./1/

     10.2 Registration Rights Agreement dated as of October 1, 2000 among EDAP, Technomed, EDAP U.S and Urologix.

     10.3  Form of Warrant dated October 1, 2000 from Urologix to EDAP.

     10.4 Supply Agreement dated as of October 1, 2000 among EDAP, Technomed, EDAP U.S and Urologix./1/

     99.1  Press Release dated October 2, 2000.

_____________________
/1/ Pursuant to Rule 24b-2, certain information has been deleted from this Exhibit and filed separately with the Commission.

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                                  SIGNATURES
                                  ----------


      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    UROLOGIX, INC.


                                    By /s/ Christopher R. Geyen
                                       ------------------------
                                       Christopher R. Geyen
                                       Vice President and
                                         Chief Financial Officer

October 11, 2000

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